ASSIGNMENT AGREEMENT

      It is hereby agreed as of July 21, 2004 by and between CEC Industries, Inc. ("Assignor") and Knightsbridge Capital, LCC ("Assignee"), that in consideration of the sum of One Dollar ($1.00) and for such good and other valuable consideration paid by Assignee to Assignor, receipt of which is acknowledged, Assignee is succeeding to the rights and responsibilities of Assignor with respect to its ownership interest in eighty-five (85%) percent of the issued and outstanding shares of Paycard Solutions, Inc. which the Assignor acquired pursuant to a Acquisition and Financing Agreement between the Assignor and Paycard Solutions, Inc. Upon execution of this Agreement, Assignor shall be deemed the beneficial owner of eighty-five (85%) percent of the issued and outstanding shares of Paycard Solutions, Inc.

KNIGHTSBRIDGE CAPITAL, LLC                  CEC INDUSTRIES, INC.
"Assignee"                                  "Assignor"


By:/s/ AlyceSchreiber                       By:/s/ Jeffrey Sternberg
   ---------------------------------           ----------------------------
         Vice President                              President/CEO